Exhibit 10.1

CERNER CORPORATION
2018 PERFORMANCE COMPENSATION PLAN

(Effective January 1, 2018)

1.	Name. The name of the Plan is the Cerner Corporation 2018 Performance Compensation Plan (the "Plan").

2.
Basic Function. The Plan establishes certain parameters pursuant to which Cerner Corporation (the "Company") may make performance awards to key associates and officers (including executive officers) of the Company and its subsidiaries, based on the performance of the Company or certain subsidiaries or business units and/or the job performance of the individual associates in question. This Plan may be utilized for all forms and types of compensatory arrangements, awards, programs or plans (equity or cash-compensation based) sponsored or maintained by the Company (the "Awards"). The Plan also provides for the establishment of payment, exercise, settlement or other vesting-related terms for equity-based Awards that may be made under a Company-sponsored equity compensation plan. Awards, if granted, may be paid, settled, exercised or become vested, as the case may be, on a monthly, quarterly, annual or any other applicable performance period established by the Company (an "Incentive Period"). All Awards will be calculated as soon as administratively practicable following the end of the applicable Incentive Period for which the Award is based or relates. All Awards which are paid in cash will be paid out no later than March 15th of the earlier of the calendar year following achievement of the applicable performance goals or the calendar year following the year in which the Incentive Period relating to the Award ends.

3.
Purpose. The purpose of the Plan is to provide a meaningful incentive to key associates and officers of the Company and to motivate them to assist the Company in achieving ambitious and attainable short-term and long-term goals. Individual payments made under the Plan will vary, depending upon individual performance and, in some cases, business unit operational achievements. Awards and bonuses under the Plan may be payable either in cash or, if permitted under a Company shareholder-approved equity plan, shares of the Company's common stock ("Shares").

4.
Termination; Amendment. The Plan shall continue to be in effect, unless and until terminated by the Compensation Committee. The Plan may be amended at any time and for any reason by the Compensation Committee and any such amendment may apply retroactively unless otherwise prohibited by applicable law or regulation.

5.
Administration. The Plan is administered by the Compensation Committee. The Compensation Committee shall have full and complete authority to establish any rules and regulations it deems necessary or appropriate relating to the Plan, to interpret and construe the Plan and those rules and regulations, to correct defects and supply omissions, to determine who shall become Participants for any Plan Year, to determine the performance goals and other terms and conditions applicable to each Award (including the extent to which any payment shall be made under an Award in the event of a change in control of the Company), to certify the achievement of performance goals and approve all Awards, to make all factual and other determinations arising under the Plan, and to take all other actions the Compensation Committee deems necessary or appropriate for the proper administration of the Plan. In suitable circumstances, the Compensation Committee may evaluate and use the Company's management's input as well as input and other relevant information from any outside parties it deems appropriate.

6.	Participation. Key associates and officers (including executive officers) eligible for participation in the Plan will be determined by the Compensation Committee on an annual basis.

7.
Determination of Annual Targets. The Compensation Committee and Company management will determine the measure or measures of financial performance and/or the target levels of operational performance ("Performance Measures"), the attainment of which in any Incentive Period will result in the payment, exercise, settlement or vesting of Awards to all eligible participants. Establishment of Performance Measures may be made, and under appropriate circumstances may subsequently be modified, either by the Compensation Committee or Company management at any time during an Incentive Period. Different Performance Measures may be established for each participant. During an Incentive Period, the Compensation Committee or Company management will monitor corporate performance throughout such period and may elect at any time before the end thereof to adjust the established Performance Measures as appropriate, for example, to take into account unusual or unanticipated corporate or industry-wide developments. Final determinations of the amounts to be paid to a participant under the Plan may also be adjusted upward or downward depending upon subjective evaluations by an associate's executive or manager. Subject to any clawback obligation of the Company pursuant to any applicable law or a Company clawback or recoupment policy, in no event will the aggregate amount paid under the Plan for all eligible participants be adjusted below 95% of the sum of the amounts calculated for all eligible participants as of the last day of the Incentive Period with reference to the Annual Targets as calculated based upon actual results through the end of the Incentive Period ("Minimum Payout Amount"). In the event that downward adjustments are made that bring the aggregate amounts to be paid to eligible participants below the Minimum Payout Amount, an upward adjustment will be made in the aggregate amount paid to other eligible participants (such upward adjustment allocated among one or more other eligible participants as determined by the Compensation Committee or Company), such that the total amount paid to eligible participants as a group is not less than the Minimum Payout Amount.

8.
Performance Measures. Performance Measures for any Incentive Period may include but are not limited to one or more of the Performance Measures set forth in this Section 8. Performance Measures may also include individual goals or subjective factors including but not limited to associate productivity, associate retention, individual milestone achievement, performance rating or performance factor, and any other unique contributions that the Compensation Committee or Company management, in exercising discretion under the Plan on determinations of Awards payable to individuals, may consider. Target performance may be expressed as absolute or average dollar amounts, percentages, changes in dollar amounts or changes in percentages, and may be considered on an institution-alone basis or measured against specified peer groups or companies. Performance Measures may be determined based solely or in part on one or more of the following list of business criteria for the Company on a segregated or consolidated basis, or for one or more of the Company’s subsidiaries, segments, divisions or business units, as selected by the Compensation Committee:

(a)	Total shareholder return;

(b)
Stock price increase (including attainment of a specified per-Share price during the Incentive Period; growth measures and total shareholder return or attainment by the Shares of a specified price for a specified period of time);

(c)	Return on equity;

(d)	Return on capital;

(e)	Cash flow, including collection of cash, operating cash flows, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital;

(f)	Earnings measures (either in the aggregate or on a per-Share basis), including or excluding one or more of interest, taxes, depreciation, amortization or similar financial accounting measurements;

(g)	Operating profit/margin (either in the aggregate or on a per-Share basis);

(h)	Operating income (either in the aggregate or on a per-Share basis);

(i)	Net earnings (either in the aggregate or on a per-Share basis);

(j)	Net income or loss (either in the aggregate or on a per-Share basis);

(k)	Ratio of debt to debt plus equity or other debt measurements or ratings;

(l)
Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, business bookings revenue or agreement margin, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, client/associate satisfaction, associate retention and goals relating to acquisitions or divestitures;

(m)	Achievement of business or operational goals such as market share and/or business development;

(n)	Economic value added;

(o)	Revenue levels;

(p)	Productivity measures, including operating and maintenance cost management and associate productivity, and productivity increases;

(q)	Price to earnings ratio;

(r)	Expense ratios, including reductions in expense levels, determined on a Company-wide basis or with respect to any one or more business units; and/or

(s)	Total expenditures.

Any applicable Performance Measures may be applied on a pre- or post-tax basis; and provided further that the Compensation Committee may, when the applicable performance goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, and any unusual, infrequent or nonrecurring gain or loss. As established by the Compensation Committee, the Performance Measures may include, without limitation, GAAP and non-GAAP financial measures.

9.
Award Recoupment. At the election of the Compensation Committee, a Plan participant's individual performance plan agreements may provide for an Award recovery in the event the Company implements a Mandatory Restatement, which restatement relates to one or more fiscal years. Such Award recovery would require that some or all of any amounts paid to a Plan participant as an Award earned under this Plan that related to such restated periods would be recoverable and must be repaid within ninety days of such restatement(s). The amount which must be repaid, if any, is the amount by which the compensation paid or received exceeds the amount that would have been paid or received based on the financial results reported in the restated financial statement. For this purpose, a "Mandatory Restatement" is a restatement of the Company's audited financial statements included in any of its periodic reports filed with the Securities and Exchange Commission (SEC), which, in the good faith opinion of the Company's Independent Registered Public Accounting Firm, is required to be implemented pursuant to generally accepted accounting principles, but excluding: a) any restatement which is required with respect to a particular year as a consequence of a change in generally accepted accounting rules effective after the publication of the financial statements for such year; b) any restatement that in the good faith judgment of the Audit Committee of the Board is required due to a change in the manner in which the Company's auditors interpret the application of generally accepted accounting principles (as opposed to a change in a prior accounting conclusion due to a change in the facts upon which such conclusion was based); and, c) any restatement that is otherwise required due to events, facts or changes in law or practice that the Audit Committee concludes were beyond the control and responsibility of the Plan participant and that occurred regardless of Plan participant's diligent and thorough performance of their duties and responsibilities.

10.
Code Section 409A. In the event that any provision of this Plan shall be determined to contravene Code Section 409A (“Section 409A”), the regulations promulgated thereunder, regulatory interpretations or announcements with respect to Section 409A or applicable judicial decisions construing Section 409A, any such provision shall be void and have no effect. Moreover, this Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan comply with Code Section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to Section 409A and applicable judicial decisions construing Section 409A. In no event is the Company responsible for any tax or penalty owed by participant with respect to the payments under this Plan.